EXHIBIT 99

NEWS RELEASE


FOR FURTHER INFORMATION, CONTACT:

Media: Pat D. Hemlepp                   Analysts:  John Bilacic
       Manager, Media Relations                    Mgr., Investor Relations
       AEP                                         AEP
       614/223-1620                                614/223-2847


       Cynthia Evans                               Mike Pritchard
       Managing Director,                          Asst. Treasurer
       Corporate Communications                    Mgr., Investor Relations
       PSCo                                        PSCo
       303/294-8688                                303/294-2588


FOR IMMEDIATE RELEASE

AEP, PSCo OFFER
TO ACQUIRE YORKSHIRE ELECTRICITY GROUP plc IN U.K.

LONDON, Monday, February 24,1997 -- American Electric Power (NYSE: AEP) and Public Service Company of Colorado (NYSE: PSR) have jointly agreed with the Board of Directors of Yorkshire Electricity Group plc in the United Kingdom to make a cash tender offer for Yorkshire Electricity, the companies' chief executives announced today.

     AEP and Public Service Company of Colorado (PSCo), through a joint venture named Yorkshire Holdings plc, are offering the equivalent of US $15.02 (9.27 pounds) per ordinary share for Yorkshire Electricity Group, valuing the company at approximately US $2.4 billion (1.5 billion pounds). The AEP, PSCo, and Yorkshire Electricity boards have approved the transaction.

     E. Linn Draper, AEP chairman, president and chief executive officer, will initially be chairman of Yorkshire Holdings plc. Wayne H. Brunetti, PSCo president and chief executive officer, will initially be vice chairman of Yorkshire Holdings plc. Malcolm Chatwin, Yorkshire Electricity Group's chief executive, has agreed to continue in that capacity.

     AEP and PSCo are convinced that the acquisition of Yorkshire Electricity represents an excellent opportunity to expand both companies' interests in competitive markets internationally. They believe they can both add to Yorkshire Electricity Group's aspirations in the U.K. They believe they can also learn valuable skills and together look at other opportunities in the U.K. and further afield.



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     E. Linn Draper said, "We have been actively  working to lead the transition to competition in the U.S. market and have, in Yorkshire Electricity Group, found a partner that is committed to similar customer service and reliability at a reasonable cost. Yorkshire Electricity Group has performed well in these areas and we expect that our collective expertise should benefit all customers. This is another step for AEP to meet its key strategy of achieving shareholder value and to enhance AEP's core competencies."

     Wayne H. Brunetti said, "This competitive approach also is behind PSCo's pending merger with Southwestern Public Service Company to create New Century Energies, Inc. The full value of our offer is in recognition of the competitive strengths of Yorkshire Electricity Group. We look forward to harnessing our combined talents to the benefit of shareholders, employees and customers."

     Yorkshire Electricity Group is one of two remaining English independent regional electricity companies. The British government privatized the electricity industry in 1990, creating 12 regional electricity companies in England. Six have been acquired by companies involved in the U.S. energy industry. Four have been acquired by companies in the U.K.

     The U.K. is ahead of the United States in deregulation of the electric industry. By April 1998, all customers in the U.K. are expected to be able to choose their electricity supplier.

     Yorkshire Electricity Group's principal activities are the distribution of electricity to 2.1 million industrial, commercial, agricultural and domestic customers in its authorized area, which covers 4,180 square miles of northeast England. Yorkshire Electricity Group is also active in electricity supply and generation and the supply of gas, including the ownership of gas assets. Other activities include the development of telecommunications services and the construction and operation of windfarms.

     For the year ended March 31, 1996, Yorkshire Electricity Group reported a consolidated profit on ordinary activities before taxation and exceptional items of approximately US $310.8 million (199.2 million pounds) and had assets at that date of approximately US $2.2 billion (1.4 billion pounds).

     AEP will make its investment in Yorkshire Electricity through its AEP Resources, Inc. subsidiary, which owns, operates and invests in electric facilities domestically and abroad. PSCo's investment will be made through its newly formed, wholly-owned subsidiary New Century International Inc.

     The acquisition will be financed through a combination of 25 percent equity and 75 percent debt, including assumption of the existing debt of Yorkshire Electricity. AEP and PSCo will each invest approximately US $360 million (220 million pounds) in the venture. The remaining US $1.7 billion (1.1 billion pounds) will be provided by a non-recourse loan to Yorkshire Power Group plc. The partners have hedged the exchange rate risk for the purchase.

     Merrill Lynch is financial advisor to Yorkshire Holdings plc and has arranged financing for the acquisition.

     AEP, one of the nation's largest investor-owned utilities, is engaged in the generation, transmission and distribution of electric energy to 7 million people in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. In addition, wholly-owned subsidiaries provide power engineering, consulting and management services throughout the world.

     In the year ended Dec. 31, 1996, AEP supplied 132,573,000 megawatt hours of electricity and reported net income of US $587.4 million on operating revenues of more than US $5.8 billion.

     PSCo is an investor-owned electric and natural gas utility, which serves an area with a population of approximately 3 million people throughout Colorado and Cheyenne, Wyoming. Headquartered in Denver, Colorado, the company operates an integrated electric utility system with net generating capability of




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                                       -3-

approximately 3300 MW and which had a peak load of approximately 4400 MW in 1996, and an extensive natural gas system.

     For the year ended Dec. 31, 1996, PSCo reported net income of US $190.3 million on revenues of US $2.17 billion.

     In August 1995, PSCo and Southwestern Public Service Company announced that they had entered into a definitive merger agreement to combine these two low-cost utilities and form a Denver-based energy services holding company (New Century Energies, Inc.). Its service territory will encompass portions of six states. The combined company will employ approximately 6,200 employees.

     Based in Amarillo, Texas, Southwestern Public Service is an investor owned utility that provides electric service to a population of about one million people in eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas.

     E. Linn Draper and Wayne H. Brunetti will be available at 10 a.m. EST (8 a.m. MST) for a conference call for U.S. media and analysts. The toll-free number to call is 1-888-228-3797, with participants accepted between 9:45 and 10 a.m. Wayne H. Brunetti of PSCo and Donald M. Clements, president of AEP Resources, will be available at 1 p.m. EST (11 a.m. MST) at 1-888-886-7043 with participants accepted between 12:45 and 1 p.m. for western U.S. media and analysts unable to participate in the first conference call.

---

     News releases and other  information  about AEP or PSCo can be found on the
World  Wide  Web.   AEP's  internet  site  is   http://www.aep.com;   PSCo's  is
http://www.psco.com.

---

     The offer to purchase shares of Yorkshire Electricity will not be made, directly or indirectly, in or into, or by use of the mails or any means or instrumentality (including without limitation, facsimile transmission, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States and will not be capable of acceptance by any such use, means, instrumentality or facilities within the United States. Nothing herein shall be deemed to constitute an offer to purchase shares of Yorkshire Electricity from persons in the United States.